Exhibit 10.1

Private Client Group

Merrill Lynch Business
Financial Services Inc.
222 North LaSalle Street
17th Floor
Chicago, Illinois 60601
(312) 269-4485
FAX: (312) 845-9093

March 6, 2006

Continucare Corporation
7200 Corporate Center Drive
Suite 600
Miami, FL 33126
Re: WCMA Line of Credit Increase and Extension
Ladies & Gentlemen:
This Letter Agreement will serve to confirm certain agreements of Merrill Lynch Business Financial Services Inc. (“MLBFS”) and Continucare Corporation (“Customer”) with respect to: (i) that certain WCMA LOAN AND SECURITY AGREEMENT NO. 81V-07064 between MLBFS and Customer (including any previous amendments and extensions thereof), and (ii) all other agreements between MLBFS and Customer in connection therewith (collectively, the “Loan Documents”). Capitalized terms used herein and not defined herein shall have the meaning set forth in the Loan Documents.
Subject to the terms hereof, effective as of the “Effective Date” (as defined below) the Loan Documents are hereby amended as follows:
(a) The “Maturity Date” of the WCMA Line of Credit is hereby extended to September 30, 2007.
(b) The “Maximum WCMA Line of Credit” is hereby increased to $5,000,000.00.
(c) The “Line Fee” for the period ending September 30, 2007, shall be $37,500.00. Customer hereby authorizes and directs MLBFS to charge said amount to WCMA Account No. 81V-07064 on or at any time after the Effective Date. Subject to any further change in the WCMA Line of Credit and/or other amendment of terms, if the WCMA Line of Credit is renewed beyond the new Maturity Date, the annual Line Fee during the renewal period shall be $25,000.00.
(d) “Interest Rate” shall mean a variable per annum rate of interest equal to the sum of 2.50%, plus the 30-day Dealer Commercial Paper Rate. “30-day Dealer Commercial Paper Rate” shall mean, as of the date of any determination, the interest rate then most recently published in the “Money Rates” section of The Wall Street Journal as the Dealer Commercial Rate for 30-day high-grade unsecured notes sold through dealers by major corporations (or if more than one such rate is published, the highest of such rates). The Interest Rate will change as of the date of publication in The Wall Street Journal of a 30-day Dealer Commercial Paper Rate that is different from that published on the preceding Business Day. In the event that The Wall Street Journal shall, for any reason, fail or cease to publish the 30-day Dealer Commercial Paper Rate, MLBFS will choose a reasonably comparable index or source to use as the basis for the Interest Rate.

(e) Customer shall no longer be required to maintain a Minimum Corporate Liquidity covenant as of the Effective Date.
(f) For all purposes of the Loan Documents, Customer’s address shall be 7200 Corporate Center Drive, Suite 600, Miami, FL 33126.
(g) Customer’s “EBITDA” shall at all times exceed $1,500,000.00. For purposes hereof, “EBITDA” shall mean Customer’s income before interest (including payments in the nature of interest under capital leases), taxes, depreciation, amortization, and other non-cash charges; all as determined on a trailing 12-month basis as set forth in Customer’s regular quarterly financial statements prepared in accordance with GAAP.
Except as expressly amended hereby, the Loan Documents shall continue in full force and effect upon all of their terms and conditions.
Customer acknowledges, warrants and agrees, as a primary inducement to MLBFS to enter into this Agreement, that: (a) no Default or Event of Default has occurred and is continuing under the Loan Documents; (b) each of the warranties of Customer in the Loan Documents are true and correct as of the date hereof and shall be deemed remade as of the date hereof; (c) Customer does not have any claim against MLBFS or any of its affiliates arising out of or in connection with the Loan Documents or any other matter whatsoever; and (d) Customer does not have any defense to payment of any amounts owing, or any right of counterclaim for any reason under, the Loan Documents.
Provided that no Event of Default, or event which with the giving of notice, passage of time, or both, would constitute an Event of Default, shall then have occurred and be continuing under the terms of the Loan Documents, the amendments and agreements in this Letter Agreement will become effective on the date (the “Effective Date”) upon which: (a) Customer shall have executed and returned the duplicate copy of this Letter Agreement enclosed herewith; (b) Customer shall furnish to MLBFS a check in the amount of $2,450.00 made payable to “UCC Direct Services” representing the documentary stamp tax required by the Secretary of State, Florida. Consult your tax advisor about this tax, since it may not be due if the Loan Document is executed outside the State of Florida, as evidenced by a notary’s acknowledgment at the end of the Loan Document; and (c) an officer of MLBFS shall have reviewed and approved this Letter Agreement as being consistent in all respects with the original internal authorization hereof.
Notwithstanding the foregoing, if Customer does not execute and return the duplicate copy of this Letter Agreement within 7 days from the date hereof, or if for any other reason (other than the sole fault of MLBFS) the Effective Date shall not occur within said 7-day period, then all of said amendments and agreements will, at the sole option of MLBFS, be void.
Very truly yours,
Merrill Lynch Business Financial Services Inc.
By: /s/Michael Kozak
     Michael Kozak
     Senior Credit Underwriter

Accepted:

Continucare Corporation
By:	/s/ Richard C. Pfenniger, Jr.
Printed Name:	Richard C. Pfenniger, Jr.
Title:	Chief Executive Officer

STATE OF MARYLAND	}
	}	SS.
COUNTY OF BALTIMORE	}
The foregoing instrument was acknowledged before me this day of 8 March AD, 2006 by Richard C. Pfenninger of Continucare Corporation, a Florida corporation, on behalf of the corporation. Said person is personally known to me or has produced said license as identification.

Marcella M. Szyjko
NOTARY PUBLIC

Marcella M. Szyjko
PRINTED NAME OF NOTARY PUBLIC

My Commission Expires:
1/1/07
[S E A L]